EXHIBIT 99.2

American Eagle Outfitters, Inc.
April 2009

Recorded Sales Commentary dated May 7, 2009

Good morning and welcome to the American Eagle Outfitters April 2009 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the four weeks ended May 2, 2009 decreased 2% to $193.6 million, compared to $197.7 million for the four weeks ended May 3, 2008. Consolidated comparable store sales decreased 5%, compared to a 2% increase for the same period last year.

April sales were consistent with our expectations.  Business was strong during the first week, driven by the Easter holiday and related spring breaks. In addition, we saw an improved response to new AE styles in our summer line, and customers reacted well to our value message on shorts and graphic tees, particularly with warmer weather late in the month.

AE men's and women's businesses produced comps in the negative mid single-digits.  We were pleased with continued strength in AE jeans, on less promotional activity.  Other positive areas include men's tee's and woven shirts, women's dresses, shorts and accessories.  We are also seeing progress in certain women's fashion tops.

Looking at the first quarter in total, our average unit retail price decreased in the low single-digits, due to increased promotional activity.  Store traffic and the conversion rate also declined in the first quarter.  However, compared to the fourth quarter of 2008, the conversion rate has improved and store traffic is less negative.

AEO direct continued to be positive, with consolidated sales increasing 13% in April.

The AE summer merchandise update will arrive in stores next Wednesday.

We continue to expect first quarter earnings of $0.06 to $0.07 per share. This guidance excludes potential impairment charges related to investment securities, or any potential tax benefit. This compares to earnings per share of $0.21 last year.

We will report first quarter earnings on Wednesday, May 27th. Management will host a conference call at 9:00 a.m. Eastern Time that morning. To listen to the call, please dial 1-877-407-0789.

Thank you for your continued interest in American Eagle Outfitters.